Exhibit 10.2

MARINUS PHARMACEUTICALS, INC.

2014 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Marinus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby grants an option (the “Option”) to purchase shares of its common stock, par value $0.001 (the “Stock”), to the recipient (the “Grantee”) set forth on the Schedule to Incentive Stock Option Agreement attached hereto (the “Schedule”), subject to the vesting and other conditions set forth below and in the Schedule.  The terms and conditions of the Option are set forth in this Incentive Stock Option Agreement and the Schedule (collectively, the “Agreement”), as well as in the Company’s 2014 Equity Incentive Plan (as it may be amended from time to time, the “Plan”).  All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Incentive Stock Option

This Agreement evidences an award of an Option exercisable for that number of shares of Stock set forth on the Schedule and subject to the vesting and other conditions set forth in this Agreement and in the Plan.  This Option is intended to be an incentive stock option under Section 422 of the Code (an “Incentive Stock Option”) and will be interpreted accordingly; provided, that, the Company makes no representation or guarantee that the Option will qualify as an Incentive Stock Option.  If the aggregate Fair Market Value of the shares of Stock on the Grant Date with respect to which this Option is exercisable for the first time by you during any calendar year, under this Plan or any other stock option plan of the Company or a parent or subsidiary of the Company, exceeds $100,000, then this Option, as to the excess, shall be treated as a Nonqualified Stock Option.

Vesting & Exercisability

This Option is only exercisable before it expires and then only with respect to the vested portion of the Option.  This Option shall vest in accordance with the vesting schedule set forth on the Schedule; provided, however, that for purposes of vesting, fractional numbers of shares of Stock shall be rounded to the nearest whole number, and the number of shares of Stock that shall vest on the final vesting date shall be rounded up or down as necessary such that the total number of shares of Stock that vest pursuant to the vesting schedule shall be equal to the number of shares of Stock covered by this Option as set forth on the Schedule.

Notwithstanding the vesting schedule set forth on the Schedule, this Option shall become one-hundred percent (100%) vested upon the termination of your service as an Employee (“Service”) due to your death or Disability.

Unless the termination of your Service triggers accelerated vesting or other treatment of this Option pursuant to the terms of this Agreement, the Plan or your employment agreement with the Company (the “Employment Agreement”), if any, you shall immediately and automatically forfeit the unvested portion of the Option to the Company in the event your Service terminates for any reason.  No portion of this Option that is not exercisable at the time of the termination of your Service shall thereafter become exercisable.
Change of Control

In the event of a Change of Control, this Option will be treated in the manner provided in Section 13 of the Plan.  Notwithstanding the foregoing, if, within twelve (12) months following the consummation of a Change of Control, your Service is terminated (i) by the Company or any of its subsidiaries (or by the acquiring or successor entity in the Change of Control transaction) without Cause (as defined below) or, (ii) if you have an Employment Agreement that has a definition of “good reason,” by you for good reason (as defined in your Employment Agreement), this Option will become fully vested and exercisable as of the date of your termination of employment.

For purposes of this Agreement, the term “Cause” shall have the meaning set forth in the Plan, or, if you have an Employment Agreement which has a definition of “Cause,” then it shall have the meaning set forth in your Employment Agreement.

Term

Notwithstanding anything in this Agreement to the contrary, this Option shall expire and you shall immediately and automatically forfeit the Option to the Company in any event at the close of business at Company headquarters on the Expiration Date, as shown on the Schedule.  This Option will expire earlier (but never later) if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason, other than due to your Retirement, death or Disability or for Cause, then this Option will expire at the close of business at Company headquarters on the ninetieth (90th) day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to this Option (including to any vested portion of the Option) and the Option shall immediately expire.
Retirement

If your Service terminates due to your Retirement, then this Option will expire at the close of business at Company headquarters on the date that is twelve (12) months after the date of your Retirement.  During such twelve (12) month period, you may exercise the vested portion of this Option.  In the event that this Option is exercised more than 90 days after your Retirement, the Option shall lose its status as an Incentive Stock Option and shall be treated as a Nonqualified Stock Option.

Death

If your Service terminates due to your death, then this Option will expire at the close of business at Company headquarters on the date that is twelve (12) months after the date of your death.  During such twelve (12) month period, your estate or heirs may exercise the vested portion of this Option.

In addition, if you die during the ninety (90) day period described in connection with a regular termination (i.e., a termination of your Service other than due to death or Disability or for Cause), and a vested portion of this Option has not yet been exercised, then such vested portion of this

Option will instead expire on the date that is twelve (12) months after your termination date.  In such a case, during the period following your death up to the date that is twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of this Option.

Disability

If your Service terminates due to your Disability, then this Option will expire at the close of business at Company headquarters on the date that is twelve (12) months after your termination date.  During such twelve (12) month period, you (or your guardian or legal representative, as applicable) may exercise the vested portion of this Option.

Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law.  However, in all other cases, your Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract.  Your Service terminates in any event when the approved leave ends, unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this Option, you must notify the Company in writing by filing a notice of exercise in the form designated by the Company at the address given on the form.  Your notice must specify how many shares you wish to purchase.  Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship).  The notice will be effective when it is received by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the Exercise Price indicated on the Schedule for the shares you are purchasing.  Payment may be made in one (or a combination) of the following forms:

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Cash, your personal check, a cashier’s check, a money order, or another cash equivalent acceptable to the Company.
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If approved in advance by the Board or the Committee, shares of Stock which are owned by you and which are surrendered to the Company and which are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.  The Fair Market Value of the shares of Stock as of the effective date of the Option exercise will be applied to the Exercise Price.
●
If approved in advance by the Board or the Committee, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of

Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and any withholding taxes.
●
If approved in advance by the Board or the Committee, by the Company withholding a number of shares of Stock that would otherwise be issuable to you upon your exercise of this Option.  The Fair Market Value of the shares as of the effective date of the Option exercise will be applied to the Exercise Price.

Evidence of Issuance

The issuance of the shares of Stock upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration, or issuance of one or more Stock certificates.

Withholding Taxes

You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the exercise of this Option, the sale of shares of Stock acquired under this Option, or as otherwise arising under this Option.  In the event that the Company or any subsidiary of the Company determines that any federal, state, local, or foreign tax or withholding payment is required relating to the exercise of this Option, the sale of shares of Stock acquired under this Option, or as otherwise arising under this Option, the Company or any subsidiary of the Company shall have the right to (i) require you to tender a cash payment, or (ii) deduct from payments of any kind otherwise due to you.  If the Board or the Committee so permits, you may elect to satisfy any such tax withholding obligation by having vested shares of Stock otherwise deliverable under this Agreement withheld up to an amount that does not exceed your minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

You agree that the Company or any subsidiary of the Company shall be entitled to use whatever method it may deem appropriate to recover such taxes.  You further agree that the Company may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Transfer of Option

This Option is not transferable by you other than to a designated beneficiary upon your death or by will or the laws of descent and distribution, and is exercisable during your lifetime only by you.  No assignment or transfer of this Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary upon death by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer this Option will terminate and become of no further effect.

Retention Rights

Neither this Option nor this Agreement gives you the right to be retained or employed by the Company (or any subsidiary of the Company) in any capacity.  Unless otherwise specified in any written employment or other agreement between the Company and you, the Company reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until the shares of Stock have been issued upon exercise of this Option and either a certificate evidencing your shares of Stock has been issued or an appropriate entry has been made on the Company’s books.  No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made).

Forfeiture; Clawback

Notwithstanding anything in this Agreement to the contrary, if the Board or the Committee determines that you have engaged in conduct that constitutes Cause at any time while you are employed by, or providing services to, the Company or any of its subsidiaries, or after your termination of employment or service, this Option, to the extent outstanding, shall immediately terminate, and you shall automatically forfeit all shares underlying any exercised portion of this Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by you for such shares.  Upon any exercise of this Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

This Option is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any “clawback” or recoupment policy that is adopted by the Company or a subsidiary of the Company to comply with the requirements of any applicable laws, or (ii) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

Adjustments

The number of shares subject to issuance upon exercise of this Option and the Exercise Price of this Option are subject to adjustment in accordance with Section 3(d) of the Plan.  This Option shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option.  Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, non-competition, and/or severance agreement between you and the Company or any subsidiary of the Company shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Option, you give explicit consent to the Company to process any such personal data.  You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

By accepting this Option, you consent to receive documents related to the Option by electronic delivery (including e-mail or reference to a website or other URL) and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Qualification as an Incentive Stock Option; Certain Dispositions

It is understood that this Option is intended to qualify as an Incentive Stock Option to the extent permitted under applicable law. Accordingly, you understand that in order to obtain the benefits of an Incentive Stock Option, no sale or other disposition may be made of shares for which Incentive Stock Option treatment is desired within one (1) year following the date of exercise of the Option or within two (2) years from the Grant Date.  You understand and agree that the Company shall not be liable or responsible for any additional tax liability you incur in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an Incentive Stock Option within the meaning of the Code.

If you sell or otherwise dispose of shares of Stock acquired pursuant to the exercise of this Option prior to the later of (i) the second (2nd) anniversary of the Grant Date or (ii) the first (1st) anniversary of the date of exercise of the Option, then you agree to notify the Company in writing of the date of sale or disposition, the number of shares of Stock sold or disposed of and the sale price per share within thirty (30) days of such sale or disposition.

Code Section 409A

This Option is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, any subsidiaries of the Company, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company, any subsidiaries of the Company, the Board, nor the Committee will have any liability to you for such tax or penalty.

Successors and Assigns

This Agreement shall inure to the successors and assigns of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by you, except to the extent expressly permitted herein.

Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

You must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company.  By accepting this Agreement, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which has been provided or made available to you.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Schedule to Incentive Stock Option Agreement

(See Attachment)

Recipient ID[●]

Recipient Name[●]

Recipient Address[●]

Type of AwardIncentive Stock Option

Number of Shares[●]

Exercise Price[●]

Grant Date[●]

Vesting Start Date[●]

Expiration Date[●]

Vesting Schedule:

[Initial Employment Option Grant Vesting: This Option shall vest and become exercisable as follows: twenty-five percent (25%) of the shares of Stock subject to this Option shall vest on the first (1st) anniversary of the Vesting Start Date and the remaining seventy-five percent (75%) of the shares of Stock subject to this Option shall vest and become exercisable in thirty-six (36) consecutive monthly installments of [●] shares of Stock each, starting on the thirteen (13) month anniversary of the Vesting Start Date and continuing on each monthly anniversary thereafter such that one-hundred percent (100%) of the shares of Stock subject to this Option shall vest on the fourth (4th) anniversary of the Vesting Start Date, subject to your continued  service as an Employee through each of the applicable vesting dates.][Annual Option Grant Vesting: This Option shall vest and become exercisable in thirty-six (36) consecutive monthly installments of [●] shares of Stock each, starting on the one month anniversary of the Vesting Start Date and continuing on each monthly anniversary thereafter such that one-hundred percent (100%) of the shares of Stock subject to this Option shall vest on the third (3rd) anniversary of the Vesting Start Date, subject to your continued service as an Employee through each of the applicable vesting dates.]